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                                                                    EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of Unitrin, Inc.:

We consent to incorporation by reference in Registration Statements 33-58300, 33-47530 and 333-4530 of Unitrin, Inc., on Form S-8, of our reports dated January 7, 1997, except as to Note 5, which is as of September 22, 1997, relating to the consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and shareholders' equity and related financial statement schedules for each of the years in the three-year period ended December 31, 1996, which reports appear in the December 31, 1996 Annual Report on Form 10-K/A of Unitrin, Inc.

                                                KPMG Peat Marwick LLP

Chicago, Illinois
September 22, 1997